UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

§ 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2

(Amendment No. ___________)*

Dialogic Inc.

(Name of Issuer)

Common Stock Par Value $0.0001

(Title of Class of Securities)

923359103

 (CUSIP Number)

October 1, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[X ] Rule 13d-1(c)

[    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 923359103                               13G                                   PAGE 1 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners X, Limited Partnership

06-1601019

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

1,536,893 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

1,536,893 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,536,893 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 923359103                               13G                                   PAGE 2 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates X, LLC

06-1630661

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,536,893 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,536,893 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,536,893 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 923359103                               13G                                   PAGE 3 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates Fund, Limited Partnership

06-1622220

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

24,673 Shares of Common Stock

6.    SHARED VOTING POWER

0 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

24,673 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,673 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 923359103                               13G                                   PAGE 4 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates, LLC

06-1630662

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

24,673 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

24,673 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

24,673 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 0.1%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 923359103                               13G                                   PAGE 5 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,561,566 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,561,566 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,561,566 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 923359103                               13G                                   PAGE 6 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,561,566 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,561,566 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,561,566 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 923359103                               13G                                   PAGE 7 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,561,566 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,561,566 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,561,566 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 923359103                               13G                                   PAGE 8 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,561,566 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,561,566 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,561,566 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 923359103                               13G                                   PAGE 9 OF 9 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER

0 Shares of Common Stock

6.    SHARED VOTING POWER

1,561,566 Shares of Common Stock

7.    SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.    SHARED DISPOSITIVE POWER

1,561,566 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,561,566 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.

TYPE OF REPORTING PERSON

IN

Item 1.

(a)

Name of Issuer:

Dialogic Inc. (formerly “Veraz Networks, Inc.”)

(b)

Address of Issuer's principal executive offices:

926 Rock Avenue, Suite 20

San Jose, California 95131

Item 2.

(a)

Names of persons filing:

Oak Investment Partners X, Limited Partnership (“Oak X”)

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”)

Oak X Affiliates, LLC

Oak Management Corporation (“Oak Management”)

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

One Gorham Island

Westport, Connecticut 06880

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common Stock, par value $0.0001 per share

(e)

CUSIP No.:

923359103

Item 3.

Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable.

Item 4. Ownership

The information in Items 1 and 5 through 11 on the cover pages of this Schedule 13G is hereby incorporated by reference.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon approximately 31,000,000 shares of Common Stock outstanding as of October 1, 2010, as reported in the Issuer’s Form 8-K filed with the Securities and Exchange Commission on October 6, 2010.

Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates.  Oak Management is the manager of each of Oak X and Oak X Affiliates.  Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates X, LLC and Oak X Affiliates, LLC, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group”

within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Item 5. Ownership of Five Percent (5%) or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: October 8, 2010

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto with respect to the Issuer.

Dated: October 8, 2010

Entities:

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

EXHIBIT B

Power of Attorney

The undersigned hereby make, constitute and appoint each of Edward F. Glassmeyer and Ann H. Lamont, acting jointly or individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), a statement on Schedule 13G and/or 13D with respect to the securities of Dialogic Inc., a Delaware corporation, and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a Joint Filing Agreement) that the attorneys-in-fact (or either of them) deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

Dated: October 8, 2010

Oak Management Corporation By: /s/ Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: President	Oak Investment Partners X, Limited Partnership By: Oak Associates X, LLC, its general partner By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member
Oak Associates X, LLC By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member	Oak X Affiliates Fund, Limited Partnership By: Oak X Affiliates, LLC By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member
Oak X Affiliates, LLC By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member	/s/Ann H. Lamont Ann H. Lamont
/s/Bandel L. Carano Bandel L. Carano	/s/Edward F. Glassmeyer Edward F. Glassmeyer
/s/Frederic W. Harman Fredric W. Harman